Exhibit 99.1

Itron Announces First Quarter Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--April 28, 2010--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its first quarter ended March 31, 2010. Highlights of the quarter include:

  Quarterly revenues of $499 million with record North America revenues of $243 million;
  Quarterly non-GAAP diluted EPS of $1.01 (inclusive of $0.26 of discrete tax benefits);
  Record cash flow from operations and free cash flow of $66 million and $50 million;
  Quarterly adjusted EBITDA of $66 million; and
  Record twelve-month backlog of $981 million; total backlog of $1.5 billion.

“The positive momentum that started in North America in the fourth quarter of last year continues to accelerate and broaden,” said Malcolm Unsworth, president and CEO. “We shipped over 1 million OpenWay meters and modules during the quarter which is equivalent to the total shipped all of last year, and we are seeing strong demand for our gas and water solutions.”

Operations Highlights:

Revenues – Total revenues of $499 million for the first quarter of 2010 were $111 million, or 29%, higher than 2009 first quarter revenues of $389 million. North America revenues of $243 million for the first quarter of 2010 were $104 million, or 74%, higher than the comparable 2009 period revenues of $139 million. The increase in revenue was primarily driven by higher shipments of OpenWay meters and modules. International revenues of $256 million for the first quarter of 2010 were $7 million, or 3%, higher than the comparable 2009 period revenues of $249 million. The increase in International revenues was due to foreign exchange rates which was somewhat offset by a decrease from soft demand and economic conditions in certain markets.

Gross Margin – Gross margin for the first quarter of 2010 was 32% compared with 33% in the first quarter of 2009. First quarter 2010 North America gross margin of 33% was lower than the 2009 gross margin of 38%. The decline in margin in North America was primarily due to increased shipments of our higher cost first generation OpenWay meters and increased service revenues, which have lower margin. In addition, compensation costs were higher due to reinstating annual incentive plans in 2010. International gross margin was 31% for the first quarter of 2010 and 2009.

Operating Expenses – Total operating expenses for the first quarter of 2010 were $125 million compared with $121 million in the same period of 2009. North America operating expenses were $46 million compared with $44 million in the same period of 2009. The increase in North America operating expenses was primarily due to expenses in the current period associated with the reinstatement of annual incentive compensation plans in 2010. This expense was somewhat offset by decreased amortization of intangibles expense. International operating expenses were $68 million in the first quarter of both 2010 and 2009. Increases in International operating expenses in the 2010 period from foreign exchange rates were offset by decreased amortization of intangibles expense. Corporate unallocated expenses of $11 million for the first quarter of 2010 were $2 million higher than the first quarter of 2009 primarily due to higher compensation expense.

Net Interest Expense – Net interest expense of $15 million in the first quarter of 2010 compared with $16 million in the same period of 2009. Amortization of debt placement fees, which is included in net interest expense, was $1.2 million and $1.8 million in the first quarter of 2010 and 2009, respectively. Amortization of debt placement fees varies depending on the amount of debt repayments made in a given period. During the first quarter of 2010, we made approximately $53 million in debt repayments.

Loss on Extinguishment of Debt – The first quarter of 2009 included a $10.3 million net loss on the extinguishment of debt related to a convertible debt for common stock exchange. The difference in the value of the shares of Itron’s common stock issued under the exchange agreement and the value of the shares used to derive the amount payable under the original conversion agreement resulted in the net loss on extinguishment of debt.

Other Expense - Other expense was $592,000 in the first quarter of 2010 compared with $2 million in 2009. The decrease in the 2010 period was primarily due to the recognition of a foreign exchange gain, compared with a loss in the 2009 period, caused by fluctuations in exchange rates for material purchases and related product sales denominated in different currencies. Additionally, the 2009 period included consulting and legal fees associated with an amendment to our senior debt agreement.

GAAP Income Taxes – We had a tax benefit of $8.7 million in the first quarter of 2010 compared with a minimal benefit in the same period of 2009. The first quarter 2010 tax benefit is due primarily to the receipt of a clean energy manufacturing tax credit awarded as part of the American Recovery and Reinvestment Act and a benefit related to the reduction of tax reserves for certain foreign subsidiaries.

GAAP Net Income and Diluted EPS – Our GAAP net income and diluted EPS for the first quarter of 2010 was $26.8 million, or 66 cents per share, compared with a net loss of $19.7 million, or 55 cents per share, in the same period in 2009.

Non-GAAP Operating Income – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $51 million, or 10.3% of revenues, in the first quarter of 2010, compared with $32 million, or 8.3% of revenues, in the same period in 2009. The increased operating income was primarily due to increased contribution from North America.

Non-GAAP Income Taxes – We had a non-GAAP tax benefit of 4% in the first quarter of 2010 compared with an expense of 32% in the same period of 2009. The non-GAAP tax benefit in 2010 is due primarily to the receipt of a clean energy manufacturing tax credit awarded as part of the American Recovery and Reinvestment Act and a benefit related to the reduction of tax reserves for certain foreign subsidiaries.

Non-GAAP Net Income and Diluted EPS – Non-GAAP net income, which excludes amortization expenses related to intangibles assets, amortization of debt placement fees, the amortization of convertible debt discount, and the non-cash net loss associated with the convertible debt for stock exchange, was $41.3 million in the first quarter of 2010, compared with $12.2 million in the 2009 period. Non-GAAP diluted EPS was $1.01 in the first quarter 2010 compared with 33 cents in the 2009 period. Fully diluted shares outstanding in the first quarter of 2010 were 4.3 million shares higher than the same period in 2009 primarily due to the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.

Concluded Unsworth, “Global interest in advanced metering applications, not only for electric but also for gas and water utilities, continues to be high. Itron is well positioned to take advantage of the momentum worldwide due to our global footprint and leading market positions.”

Other Financial Highlights:

Backlog and New Order Bookings - Total backlog was $1.5 billion at March 31, 2010 compared with $1.5 billion at March 31, 2009. Twelve month backlog of $981 million at March 31, 2010 was higher than the $471 million at March 31, 2009 due to the inclusion of a substantial amount of OpenWay contract shipments in the current twelve month backlog. New order bookings for the first quarter of 2010 were $481 million, compared with $625 million in the first quarter of 2009. New order bookings in the first quarter of 2009 included $260 million related to our OpenWay contract with San Diego Gas and Electric while the first quarter of 2010 did not include any significant OpenWay contract bookings. Our book-to-bill ratios were .96 to 1 and 1.6 to 1 for the first quarter of 2010 and 2009, respectively.

Cash Flows from Operations and Financial Condition – Net cash provided by operating activities during the first quarter 2010 was $66 million, compared with $43 million in the same period in 2009. Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) in the first quarter of 2010 was $66 million compared with $43 million for the same period in 2009. Free cash flow for the first quarter of 2010 was $50 million compared with $29 million for the same period in 2009. Cash and equivalents were $123 million at March 31, 2010 compared with $122 million at December 31, 2009.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe the net result is a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on April 28, 2010. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors/Investor Events”. The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #4641152. You may also view presentation materials related to the earnings call on Itron’s website at www.itron.com under Investors / Presentations.

About Itron:

Itron, Inc. is a leading technology provider to the global energy and water industries. Our company is the world’s leading provider of intelligent metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas, water and heat meters, data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; as well as project management, installation and consulting services. To know more, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2010	2009

Revenues	$499,280	$388,518
Cost of revenues	340,385	258,934
Gross profit	158,895	129,584

Operating expenses
Sales and marketing	41,537	36,975
Product development	33,040	31,158
General and administrative	33,057	29,024
Amortization of intangible assets	17,811	23,478
Total operating expenses	125,445	120,635

Operating income	33,450	8,949
Other income (expense)
Interest income	167	535
Interest expense	(14,923)	(16,845)
Loss on extinguishment of debt, net	-	(10,340)
Other income (expense), net	(592)	(2,034)
Total other income (expense)	(15,348)	(28,684)

Income (loss) before income taxes	18,102	(19,735)
Income tax benefit	8,685	6
Net income (loss)	$26,787	$(19,729)

Earnings (loss) per common share-Basic	$0.67	$(0.55)
Earnings (loss) per common share-Diluted	$0.66	$(0.55)

Weighted average common shares outstanding-Basic	40,191	36,151
Weighted average common shares outstanding-Diluted	40,862	36,151

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended March 31,
	2010	2009
Revenues
Itron North America	$243,117	$139,369
Itron International	256,163	249,149
Total Company	$499,280	$388,518

Gross profit
Itron North America	$79,891	$52,276
Itron International	79,004	77,308
Total Company	$158,895	$129,584

Operating income (loss)
Itron North America	$33,768	$7,793
Itron International	10,536	9,785
Corporate unallocated	(10,854)	(8,629)
Total Company	$33,450	$8,949

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended March 31,
	2010	2009
Total meters (with and without AMR/AMI)
Itron North America
Electricity	1,450	840
Gas	100	80
Itron International
Electricity	1,640	1,810
Gas	980	1,320
Water	2,290	2,450
Total meters with and without AMR/AMI	6,460	6,500

Additional meter information (Total Company)
Meters with AMR	670	780
Meters with AMI	810	20
Standalone AMR/AMI modules	1,190	1,000
Meters with AMR/AMI and modules	2,670	1,800

Meters with other vendors' AMR/AMI	190	190

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$123,418	$121,893
Accounts receivable, net	333,141	337,948
Inventories	194,022	170,084
Deferred tax assets current, net	20,628	20,762
Other current assets	77,835	75,229
Total current assets	749,044	725,916

Property, plant, and equipment, net	304,462	318,217
Prepaid debt fees	7,427	8,628
Deferred tax assets noncurrent, net	86,728	89,932
Other noncurrent assets	18,893	18,117
Intangible assets, net	349,713	388,212
Goodwill	1,234,129	1,305,599
Total assets	$2,750,396	$2,854,621

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$230,033	$219,255
Other current liabilities	69,782	64,583
Wages and benefits payable	79,142	71,592
Taxes payable	20,330	14,377
Current portion of long-term debt	10,562	10,871
Current portion of warranty	20,964	20,941
Unearned revenue	50,790	40,140
Deferred tax liabilities current, net	1,625	1,625
Total current liabilities	483,228	443,384

Long-term debt	702,266	770,893
Warranty	12,389	12,932
Pension plan benefits	60,066	63,040
Deferred tax liabilities noncurrent, net	70,758	80,695
Other noncurrent obligations	71,904	83,163
Total liabilities	1,400,611	1,454,107

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,308,031	1,299,134
Accumulated other comprehensive income (loss), net	(15,283)	71,130
Retained earnings	57,037	30,250
Total shareholders' equity	1,349,785	1,400,514
Total liabilities and shareholders' equity	$2,750,396	$2,854,621

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Three Months Ended March 31,
	2010	2009

Operating activities
Net income (loss)	$26,787	$(19,729)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,277	36,236
Stock-based compensation	4,576	4,487
Amortization of prepaid debt fees	1,252	1,840
Amortization of convertible debt discount	2,456	2,570
Loss on extinguishment of debt, net	-	9,960
Deferred taxes, net	(13,809)	(7,654)
Other adjustments, net	3,538	3,102
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,266)	11,301
Inventories	(27,753)	1,966
Accounts payables, other current liabilities, and taxes payable	30,775	316
Wages and benefits payable	10,261	(7,078)
Unearned revenue	11,057	15,796
Warranty	291	(3,417)
Other operating, net	(10,663)	(6,970)
Net cash provided by operating activities	65,779	42,726

Investing activities
Acquisitions of property, plant, and equipment	(16,151)	(13,712)
Business acquisitions & contingent consideration, net of cash equivalents acquired	-	(1,217)
Other investing, net	3,102	664
Net cash used in investing activities	(13,049)	(14,265)

Financing activities
Payments on debt	(52,837)	(67,551)
Issuance of common stock	4,542	724
Other financing, net	(96)	(587)
Net cash used in financing activities	(48,391)	(67,414)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,814)	(3,346)
Increase (decrease) in cash and cash equivalents	1,525	(42,299)
Cash and cash equivalents at beginning of period	121,893	144,390
Cash and cash equivalents at end of period	$123,418	$102,091

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures”.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development (IPR&D), purchase accounting adjustments, or extinguishment of debt gains and losses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income excluding the expense related to the amortization of intangible assets. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of expenses that are related to previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, amortization of convertible debt discount, and the non-cash net loss on the extinguishment of debt. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, and the non-cash net loss on the extinguishment of debt, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2010	2009
Non-GAAP operating income:
GAAP operating income	$33,450	$8,949
Amortization of intangible assets	17,811	23,478
Non-GAAP operating income	$51,261	$32,427

Non-GAAP net income:
GAAP net income (loss)	$26,787	$(19,729)
Amortization of intangible assets	17,811	23,478
Amortization of debt placement fees	1,201	1,787
Amortization of convertible debt discount	2,456	2,570
Loss on extinguishment of debt, net	-	9,960
Income tax effect of non-GAAP adjustments	(6,955)	(5,845)
Non-GAAP net income	$41,300	$12,221

Non-GAAP diluted EPS	$1.01	$0.33

Weighted average common shares outstanding - Diluted	40,862	36,539

Adjusted EBITDA:
GAAP net income (loss)	$26,787	$(19,729)
Interest income	(167)	(535)
Interest expense	14,923	16,845
Income tax (benefit) provision	(8,685)	(6)
Depreciation and amortization	33,277	36,236
Loss on extinguishment of debt, net	-	9,960
Adjusted EBITDA	$66,135	$42,771

Free Cash Flow:
Net cash provided by operating activities	$65,779	$42,726
Acquisitions of property, plant, and equipment	(16,151)	(13,712)
Free Cash Flow	$49,628	$29,014

CONTACT:
Itron, Inc.
Vice President, Investor Relations
Ranny Dwiggins, 509-891-3443
ranny.dwiggins@itron.com
or
Director, Investor Relations
Marni Pilcher, 509-891-3847
marni.pilcher@itron.com